Exhibit 99.2

Press Release

For Immediate Release

WMI LIQUIDATING TRUST ANNOUNCES CASH DISTRIBUTION

OF APPROXIMATELY $19 MILLION

SEATTLE, January 30, 2017 – WMI Liquidating Trust (the “Liquidating Trust”), formed pursuant to the confirmed Seventh Amended Joint Plan of Affiliated Debtors under Chapter 11 of the United States Bankruptcy Code (as modified, the “Plan”) of Washington Mutual, Inc., today announced that it will make a cash distribution (the “Distribution”) of approximately $19 million to certain beneficiaries.

The principal source of the funds for distribution is tax related collections from a settlement with the Internal Revenue Service and related refunds from the State of California. The Trust also received proceeds from its previously announced settlement with former Directors and Officers.

In accordance with the priority of payments described in Exhibit H to the Plan, the Distribution will be allocated to claimants in “Tranche 4” in the following amounts: $3.8 million to holders of Senior Floating Rate Note Claims; $14.6 million to holders of PIERS Claims; and $0.4 million to holders of General Unsecured Claims. Additionally, LTI holders who made elections to receive common stock in Reorganized WMI to settle their claims will have their LTI balances further adjusted for funds distributed to Reorganized WMI, pursuant to the Plan of Reorganization’s treatment of litigation proceeds.

The Liquidating Trust intends to initiate the $19 million Distribution on Wednesday, February 1, 2017. Additional information regarding the Distribution will be included in the next Quarterly Summary Report for the period ended December 31, 2016, which will be filed by the Liquidating Trust with the United States Bankruptcy Court for the District of Delaware on or about January 30, 2017.

Further information about WMI Liquidating Trust can be found at www.wmitrust.com.

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Contact

Andrew Siegel / Jed Repko / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449